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                                                                     EXHIBIT 5.1


                      [BAER MARKS & UPHAM LLP LETTERHEAD]

                                           August 6, 1998

Preferred Employers Holdings, Inc.
10800 Biscayne Boulevard
Miami, Florida 33161

       Re:  Registration Statement on Form SB-2

Gentlemen:


    We have acted as your special counsel in connection with the offering by certain selling shareholders of 1,524,356 shares of Common Stock, par value $.01 per share (the "Shares"), of Preferred Employers Holdings, Inc. (the "Company") issuable upon (i) conversion of, or otherwise in respect to, the Company's 7% convertible subordinated promissory notes due 2003 (the "Notes") issued in a private placement in May 1998 and (ii) the exercise of warrants (collectively, the "Warrants") to purchase an aggregate of 348,800 shares of Common Stock. The Shares are being offered pursuant to the Company's registration statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on July 29, 1998.


    In connection with the foregoing, we have examined originals or copies, satisfactory to us, of all such corporate records and of all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed, including the following documents:
(a) the Company's Certificate of Incorporation, as amended; (b) the Company's Bylaws; (c) the Minutes of the Meeting of the Board of Directors of the Company dated July 22, 1998; (d) the Warrants and (e) the Notes.

    In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. As to any facts material to such opinion, we have relied on certificates of public officials and certificates of officers or other representatives of the Company.

    Based upon the foregoing, and subject to the qualifications and limitations contained herein, we are of the opinion that the Shares when issued and delivered will be duly authorized, validly issued and outstanding, fully paid and non-assessable.

    We are members of the Bar of the State of New York and are not licensed or admitted to practice law in any other jurisdiction. Accordingly, we express no opinion with respect to the laws of any jurisdiction other than those of the United States of America, the State of New York and the general corporate law of the State of Delaware.

    Our opinion and the matters expressed herein are as of the date hereof and we assume no obligation to advise you of any change in any matter set forth herein after the date hereof. This opinion may not be relied upon by any other person for any purpose without our prior written consent.

    We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement. In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations thereunder, or that we are "experts" within the meaning of the Act or such rules and regulations.

                                        Very truly yours,
                                        /s/ Baer Marks & Upham LLP